Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Achieves Positive EBITDA for the Fourth Quarter of 2008

HIGHTSTOWN, NJ, and PALM BEACH, FL—April 1, 2009—QSGI Inc. (OTCBB: QSGI), the most comprehensive provider of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three months ended December 31, 2008.

Marc Sherman, Chairman and Chief Executive Officer of QSGI, commented, “Despite a challenging economic environment, we have been successful in executing company-building strategies while streamlining our operations.  As a result, I am pleased to report we achieved positive earnings before interest, tax, depreciation and amortization (EBITDA) for the fourth quarter of 2008.  At the same time, the difficult economic environment is driving demand for more affordable refurbished IT equipment.  To address these changes in the marketplace, we implemented several initiatives that are working together to expand remarketing opportunities for refurbished computers through our Data Security & Compliance division.  First, we obtained certification as a Microsoft® Authorized Refurbisher (MAR) of computer equipment in October 2008.  As a result of this certification, QSGI is authorized to install Windows® XP Professional and Windows® XP Home Edition software on refurbished PCs to be resold with fully loaded operating systems.  Second, we established a relationship with a leading on-line and catalog IT retailer for remarketing of refurbished computer equipment under the Microsoft MAR program.  This relationship is off to a strong start, and we are focused on expanding this new sales channel in the coming months.”

“Turning to the Data Center Maintenance division, we did experience some challenges in this division in the fourth quarter, resulting from budgetary constraints among some of our existing customers and increased pricing pressure. Offsetting this weakness, we have been actively pursuing new business in this division and believe that our value proposition and breadth of capabilities are appealing to companies seeking to save money in the current economic environment. Within our Data Center Hardware division, which supports the Data Center Maintenance division, we opened additional sourcing channels for computer parts and equipment.  We had previously restructured operations in this division to eliminate inventory risk by serving as a broker for computer parts where we purchase and simultaneously sell enterprise class hardware directly from the OEM to the customer without holding parts in inventory.  This strategy has enabled us to free up capital and direct resources to other key areas of the business.”

“As part of a strategic decision to streamline the QSGI organization for greater efficiency, we have appointed Hank Laws to the position of Executive Vice President, Business Development, to oversee the Data Center Maintenance and Data Center Hardware divisions.  Hank brings 20 years of technology sales and business development experience to his new role and is a strong addition to the team. Starting in the first quarter of 2009, QSGI will report results of operations for the Data Center Maintenance and Hardware divisions as a single business segment.  The alignment of these businesses enables us to offer customers a more integrated solution at favorable price points.  We are also working to closely integrate CCSI, which we acquired in July 2008.  Through this acquisition, we have brought more key capabilities in-house, and are now able to provide our existing clients a broader offering including a Network Operating Center (NOC) and additional infrastructure support services.”

Mr. Sherman concluded, “We are pleased to have achieved positive EBITDA on a company-wide basis during the fourth quarter, although the first quarter of 2009 has proven very challenging. As a result of increased sales through one of our channel partners, we faced customer concentration issues with our lender that limited our ability to remarket third-party equipment. Our lender has granted us a forbearance period until May 31, 2009, in addition to increasing our lending by approximately $1 million, and raising our concentration cap.  This should allow us to resume growth and positive cash flow in future quarters and work us back into compliance with our lender. In addition, we have reduced over $2.5 million of operating expenses during the first quarter alone. This corporate restructuring and overhead reduction plan has had no effect on our ability to service clients and refurbish products. We feel we have taken the right steps to prepare QSGI for any market condition, and strongly believe these measures will prove out in future quarters.”

Total revenue for the fourth quarter of 2008 increased 19% to $11.2 million, as compared with $9.4 million for the same period in 2007.  The increase in revenue reflects an increase in services revenue to $5.6 million from $1.9 million for the same period last year, partially offset by a decline in product revenue to $5.6 million from $7.5 million for the same period last year.  The increase in services revenue was primarily due to the acquisition of CCSI in July 2008.  Gross profit for the company was $3.2 million, compared to gross profit of $1.9 million in the fourth quarter of 2007.  The increase in gross profit reflects the acquisition of CCSI.  Selling, general and administrative expenses were $2.7 million versus $3.0 million for the same period last year reflecting additional expense reductions.  Net loss available to common stockholders for the fourth quarter of 2008 was $549,223 or $0.02 per share, compared to a net loss of $9.0 million or $0.29 per share, for the same period in 2007.  Net loss for the fourth quarter of 2007 included a $7.2 million charge for goodwill and asset impairment as the company took a total write down all of its goodwill and intangible assets related to the Data Center Hardware division.

About QSGI

QSGI provides a full suite of information technology services to help corporations and governmental agencies better reduce data center maintenance expenses, manage hardware assets, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from mainframes, midrange servers and PC, to network infrastructure and enterprise storage hardware, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.  For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling.  Additionally, through its acquisition of Contemporary Computer Services, Inc. (CCSI), an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, QSGI also performs network design, implementation, and monthly maintenance services on corporations’ networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$274,150	$127,723
Accounts receivable, net of reserve of $1,075,471
and $955,599 in 2008 and 2007, respectively	4,689,376	3,853,362
Inventories	5,144,010	6,578,031
Prepaid expenses and other assets	242,659	163,553
Total Current Assets	10,350,195	10,722,669

Property And Equipment, Net	727,454	286,766

Goodwill	7,934,627	1,489,621

Intangibles, Net	6,017,968	470,348

Other Assets	285,198	448,066

Total Assets	$25,315,442	$13,417,470

Liabilities And Stockholders' Equity (Deficit)

	December 31,	December 31,
	2008	2007
Current Liabilities
Revolving line of credit	$5,351,130	$3,754,061
Accounts payable	4,128,170	1,109,940
Accrued expenses	1,048,652	654,461
Accrued payroll	164,311	88,818
Deferred revenue	385,805	439,865
Other current liabilities	288,360	311,610
Total Current Liabilities	11,366,428	6,358,755

Long-Term Deferred Revenue	19,000	142,772

Notes Payable - Principal Stockholder	10,000,000	—

Deferred Income Taxes	27,300	27,300

Total Liabilities	21,412,728	6,528,827

Redeemable Convertible Preferred Stock	4,257,910	4,238,685

Commitments And Contingencies (Notes 2, 8 And 14)

Stockholders' Equity (Deficit)
Preferred shares: authorized 5,000,000 in 2008
and 2007, $0.01 par value, none issued	—	—
Common shares: authorized 95,000,000 in 2008 and 2007,
$0.01 par value; 48,547,716 shares issued and outstanding in 2008, of which 10,000,000 shares were contingent acquisition shares held
in escrow, and 31,172,716 shares issued and outstanding in 2007	385,477	311,727
Additional paid-in capital	16,723,724	14,134,298
Accumulated deficit	(17,464,397)	(11,796,067)
Total Stockholders' Equity (Deficit)	(355,196)	2,649,958

Total Liabilities and Stockholders' Equity (Deficit)	$25,315,442	$13,417,470

CONSOLIDATED STATEMENTS OF OPERATIONS
For The Twelve Months Ended December 31, 2008 and 2007
(Unaudited)

	For The Years
	Ended December 31,
	2008	2007

Product Revenue	$19,768,862	$30,126,257
Service Revenue	14,382,038	7,094,853
Total Revenue	34,150,900	37,221,110

Cost Of Products Sold	19,079,155	25,525,836
Cost Of Services Sold	7,591,768	2,516,833
Cost Of Sales	26,670,923	28,042,669

Gross Profit	7,479,977	9,178,441

Selling, General And Administrative Expenses	10,983,302	9,905,064

Goodwill And Asset Impairment	—	7,206,698

Depreciation And Amortization	727,581	702,310

Interest Expense, Net of interest income	1,432,065	396,417

Loss Before Provision For Income Taxes	(5,662,971)	(9,032,048)

Provision For Income Taxes	5,359	243,804

Net Loss	(5,668,330)	(9,275,852)

Accretion To Redemption Value Of Preferred Stock	19,225	18,108

Preferred Stock Dividend	258,708	258,000

Net Loss Available To Common Stockholders	$(5,946,263)	$(9,551,960)

Net Loss Per Common Share - Basic and Diluted	$(0.17)	$(0.31)

Weighted Average Number Of Common Shares
Outstanding - Basic and Diluted	34,340,066	31,172,716

CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Twelve Months Ended December 31, 2008 and 2007
(Unaudited)

	For The Years
	Ended December 31,
	2008	2007
Cash Flows From Operating Activities
Net loss	$(5,668,330)	$(9,275,852)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Goodwill and asset impairment	—	7,206,698
Depreciation and amortization	727,581	702,130
Stock option compensation expense	149,481	19,430
Amortization of Original Issue Discount	258,083	—
Deferred income taxes	(56,247)	174,336
Allowance for doubtful accounts	418,885	713,500
Inventory allowance	848,000	176,000
Changes in assets and liabilities; net of acquisition
Accounts receivable	(321,878)	2,977,775
Inventories	1,075,146	(1,771,321)
Prepaid expenses and other current assets	(100,912)	23,389
Other assets	435,622	(50,417)
Accounts payable, accrued expenses and other liabilities	660,000	(660,840)
Net Cash Provided By (Used In) Operating Activities	(1,574,569)	234,828

Cash Flows From Investing Activities
Advances for notes receivable	—	(96,250)
Collections of notes receivable	—	53,200
Cost of Acquisition	(192,563)	—
Cash from business acquired	255,714	—
Purchases of property and equipment	(107,701)	(211,713)
Proceeds from sale of equipment	—	62,301
Net Cash Used In Investing Activities	(44,550)	(192,462)

Cash Flows From Financing Activities
Net amounts paid under previous revolving line of credit	(3,776,929)	—
Payments for financing costs	(25,614)	(127,827)
Preferred stock dividends	(258,708)	(258,000)
Net amounts borrowed under current revolving line of credit	5,826,797	(161,764)
Net Cash Provided By (Used In) Financing Activities	1,765,546	(547,591)

Net Increase (Decrease) In Cash And Cash Equivalents	146,427	(505,225)

Cash And Cash Equivalents - Beginning Of Year	127,723	632,948

Cash And Cash Equivalents - End Of Year	$274,150	$127,723